UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 24, 2016 (August 22, 2016)

SEQUENTIAL BRANDS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37656	47-4452789
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 West 26th Street, 9th Floor, New York, NY 10001

(Address of Principal Executive Offices/Zip Code)

(646) 564-2577

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2016, Sequential Brands Group, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Mr. Andrew Cooper appointing him the Company’s President for a term continuing through December 31, 2019, unless otherwise terminated in accordance with the terms of the Employment Agreement (the “Term”).

During the Term, Mr. Cooper will receive a base salary of not less than $500,000 for the 2016 calendar year, $525,000 for the 2017 calendar year, $550,000 for the 2018 calendar year and $575,000 for the 2019 calendar year, subject to increases from time to time as determined by the Company’s board of directors or the compensation committee (the “Compensation Committee”) thereof (such salary, the “Base Salary”). Mr. Cooper will also be eligible to receive an annual performance bonus of up to 125% of the Base Salary based on the attainment of certain performance targets established by the Compensation Committee which will be the same as the performance targets established for the Company’s Chief Executive Officer. If applicable, the Annual Bonus shall be due and payable to Mr. Cooper annually, payable in the year following the fiscal year for which the Annual Bonus was earned on the earlier of (i) the date the Company files its Annual Report on Form 10-K for the fiscal year for which the Annual Bonus was earned and (ii) April 1st of the following year. The minimum annual bonus for 2016 is $275,000. In addition, the Employment Agreement provides for an equity compensation grant to Mr. Cooper of 550,000 restricted stock units, of which 175,000 shall be time-vested (“RSUs”), with 1/3 vesting on the employment date anniversary of each of 2017, 2018 and 2019, 250,000 shall vest based on the Company’s attainment of certain performance targets, with 1/3 vesting on the last calendar day of each of 2017, 2018 and 2019, subject to certain catch-up provisions if the performance targets are not met in one year but are met in a subsequent year and 125,000 will be granted in equal annual increments based on the attainment of certain performance targets as determined the Compensation Committee and the Chief Executive Officer in consultation with Mr. Cooper (the “PSUs”).

In the event Mr. Cooper’s employment is terminated by the Company without Cause or by Mr. Cooper for Good Reason, each as defined in the Employment Agreement, Mr. Cooper will be entitled to receive, among other things, (i) an amount equal to 2.0 times the sum of (x) the then-current Base Salary and (y) the greater of (i) the actual Annual Bonus for the year immediately preceding the year in which the date of termination occurs or (ii) 125% of the then-current Base Salary, (ii) any Annual Bonus earned but unpaid for the prior year and (iii) in the event such resignation or termination occurs following the Company’s first fiscal quarter of any year, a pro-rated Annual Bonus for the year in which Mr. Cooper’s employment was terminated. In addition, any unvested portion of Mr. Cooper’s RSUs and PSUs shall accelerate and become fully vested on the date of such termination. In addition, the Employment Agreement provides that, if, by July 1, 2019, the Company has not offered Mr. Cooper a new employment agreement comparable to the current agreement and Mr. Cooper decides not to continue employment, Mr. Cooper will be entitled to receive, among other things, (i) six (6) months of the then-current Base Salary, (ii) the Annual Bonus for 2019 on the date such bonus would have been paid if Mr. Cooper remained an employee of the Company and (iii) any unvested RSUs/PSUs (other than time-vesting equity awards) that would have vested in 2020 had Mr. Cooper remained an employee of the Company.

Pursuant to the terms of the Employment Agreement, Mr. Cooper is also subject to customary (i) confidentiality provisions, (ii) non-competition provisions during the Term and for the Restricted Period thereafter, as defined in the Employment Agreement, and (iii) non-solicitation provisions during the Term and for a period of (A) eighteen (18) months thereafter with respect to the Company’s employees and (B) twelve (12) months thereafter with respect to the Company’s customers.

The foregoing description of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated as of August 22, 2016, by and between the Company and Mr. Cooper.
99.1	Press release issued by Sequential on August 22, 2016 appointing Andrew Cooper as President.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sequential Brands Group, Inc.

Date: August 24, 2016	By:	/s/ Gary Klein
	Name:	Gary Klein
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated as of August 22, 2016, by and between the Company and Mr. Cooper.

99.1	Press release issued by Sequential on August 22, 2016 appointing Andrew Cooper as President.